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                                                                       EXHIBIT A
                                                           NON-EMPLOYEE DIRECTOR

                          INSURANCE AUTO AUCTIONS, INC.
                             STOCK OPTION AGREEMENT


RECITALS

          A. The Corporation's Board of Directors (the "Board") has adopted the Corporation's 1991 Stock Option Plan (the "Plan") for the purpose of attracting and retaining the services of key employees (including officers and directors), non-employee Board members and consultants and other independent contractors of the Corporation or its subsidiaries.

          B. Optionee is a non-employee member of the Board who is entitled to receive an option to acquire shares of the Corporation's Common Stock pursuant to the automatic option grant program implemented for non-employee Board members under the provisions of the Plan. This Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic option grant made to Optionee thereunder.

          C. The granted option is not intended to be an incentive stock option ("Incentive Option") within the meaning of Section 422 of the Internal Revenue Code.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, Corporation hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of the Corporation's Common Stock (the "Option Shares") as is specified in the Grant Notice. Such Option Shares shall be purchasable from time to time during the option term at the option price (the "Option Price") specified in the Grant Notice.

          2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5 or 7.

          3. NON-TRANSFERABILITY. This option shall not be transferable or assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

          4. DATES OF EXERCISE. Provided Optionee continues to serve as a Board member, the Option shall become exercisable for twenty-five percent (25%) of the Option Shares on the last business day of the Corporation's fiscal quarter immediately following the fiscal quarter in which the Grant Date occurs and shall become exercisable for an additional twenty-


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five percent (25%) of the Option Shares on the last business day of each of the next three (3) succeeding fiscal quarters thereafter. In no event shall this option become exercisable for any Option Shares following the date Optionee ceases for any reason to serve as a Board member.

          Optionee may from time to time during the specified term of this option purchase any or all of the Option Shares for which this option is at the time exercisable in accordance with the provisions of this Agreement.

          5. CESSATION OF BOARD MEMBERSHIP. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

                    (i) This option shall immediately terminate and cease to be outstanding for any Option Shares for which it is not exercisable at the time Optionee ceases to serve as a Board member.

                    (ii) Should Optionee cease to serve as a Board member for any reason other than death or permanent disability while this option remains outstanding, then Optionee shall have a three (3)-month period measured from the date of such cessation of Board service in which to exercise this option for any or all of the Option Shares for which this option is exercisable at the time of such cessation of Board service. In no event, however, may this option be exercised at any time after the specified Expiration Date of the option term. Upon the expiration of such three (3)-month period or (if earlier) upon the specified Expiration Date of the option term, this option shall terminate and cease to be outstanding.

                    (iii) Should Optionee die while serving as a Board member, then the personal representative of Optionee's estate or the person or persons to whom this option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise the option for any or all of the Option Shares for which this option is exercisable at the time of Optionee's cessation of Board service (less any Option Shares subsequently purchased by Optionee prior to death). Such right shall lapse, and this option shall terminate and cease to remain outstanding, upon the earlier of (A) the expiration of the twelve
     (12)-month period measured from the date of Optionee's death or (B) the Expiration Date.

                    (iv) Should Optionee become permanently disabled and cease by reason thereof to serve as a Board member at any time during the option term, then Optionee shall have a twelve (12)-month period commencing with the date of such cessation of Board service in which to exercise this option for any or all of the Option Shares for which this option is exercisable at the time of such cessation of Board service. In no event, however, may this option be exercised at any time after the Expiration Date. Upon the expiration of such limited period of

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     exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

                    (v) During the limited post-Service period of exercisability determined pursuant to subparagraphs (ii) through (iv) above, this option may not be exercised in the aggregate for more than the number of Option Shares (if any) for which this option is, at the time of Optionee's cessation of Board service, exercisable in accordance with either the normal exercise provisions specified in Paragraph 4 or the special acceleration provisions of Paragraph 7.

                    (vi) For purposes of this Agreement, Optionee shall be deemed to be PERMANENTLY DISABLED and to have incurred a PERMANENT DISABILITY if Optionee is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) months.

          6.  ADJUSTMENT IN OPTION SHARES.

              (a) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class effected without the Corporation's receipt of consideration, the Plan Administrator shall make appropriate adjustments to
(i) the total number of Option Shares subject to this option and the (ii) Option Price payable per share in order to prevent any dilution or enlargement of benefits hereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

              (b) If this option is to be assumed in connection with any Corporate Transaction under Paragraph 7 or is otherwise to remain outstanding, then this option shall, immediately after the Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Option Price payable per share, provided the aggregate Option Price payable hereunder shall remain the same.

          7.  CORPORATE TRANSACTION.

              (a) In the event of any of the following shareholder-approved transactions (a "Corporate Transaction"):

                    (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,


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                    (ii) the sale, transfer or other disposition of all or
     substantially all of the assets or outstanding capital stock of the Corporation, or

                    (iii) any reverse merger in which the Corporation is the surviving entity but in which all of the Corporation's outstanding voting stock is transferred to the acquiring entity or its wholly-owned subsidiary, this option, to the extent outstanding at such time but not otherwise fully exercisable, shall automatically accelerate so that such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares.

              (b) This option, to the extent not previously exercised, shall terminate upon the consummation of such Corporate Transaction and cease to be outstanding, unless it is expressly assumed by the successor corporation or parent thereof.

          8. PRIVILEGE OF STOCK OWNERSHIP. The holder of this option shall not have any of the rights of a shareholder with respect to the Option Shares until such individual shall have exercised the option and paid the Option Price.

          9.  MANNER OF EXERCISING OPTION.

              (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                    (i) Deliver to the Corporate Secretary an executed notice of exercise in substantially the form of Exhibit I to this Agreement (the "Exercise Notice") in which there is specified the number of Option Shares to be purchased under the exercised option.

                    (ii) Pay the aggregate Option Price for the purchased shares through one or more of the following alternatives:

          -   full payment in cash or by check payable to the Corporation;

          - full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such terms are defined below);

          - full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's reported


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     earnings and valued at Fair Market Value on the Exercise Date and cash or check payable to the Corporation's order; or

          - full payment effected through a sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable written instructions (I) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                    (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

              (b) For purposes of this Agreement, the Exercise Date shall be the date on which the executed Exercise Notice shall have been delivered to the Corporate Secretary. Except to the extent the sale and remittance procedure specified above is utilized in connection with the option exercise, payment of the Option Price for the purchased shares must accompany such Exercise Notice. For all valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with subparagraphs (i) and (ii) below:

                    (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share of Common Stock on the trading day immediately preceding the date in question, as such price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                    (ii) If the Common Stock is on the date in question listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the trading day immediately preceding the date in question on the stock exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.


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              (c)   As soon as practical after receipt of the Exercise Notice, the Corporation shall mail or deliver to or on behalf of Optionee (or any other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares.

              (d) In no event may this option be exercised for any fractional shares.

          10. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

          11. COMPLIANCE WITH LAWS AND REGULATIONS.

              (a) The exercise of this option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Corporation's Common Stock may be listed at the time of such exercise and issuance.

              (b) In connection with the exercise of this option, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and State securities laws.

          12. SUCCESSORS AND ASSIGNS. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs, and legal representatives of Optionee and the successors and assigns of the Corporation.

          13. LIABILITY OF CORPORATION. The inability of Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

          14. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the shareholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

          15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of its Corporate Secretary at the Corporation principal offices at 7245 Laurel Canyon Boulevard, North Hollywood, California 91605. Any notice required to be given or delivered to Optionee

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shall be in writing and addressed to Optionee at the address indicated on the
Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

          16. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the automatic grant provisions in effect under the Plan for non-employee Board members and are in all respects limited by and subject to the express provisions of the Plan applicable to such automatic grants.





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                                    EXHIBIT I

                       NOTICE OF EXERCISE OF STOCK OPTION



          I hereby notify Insurance Auto Auctions, Inc. (the "Corporation") that I elect to purchase _______ shares of Common Stock of the Corporation (the "Purchased Shares") at an option price of $_______ per share (the "Option Price") pursuant to option grant number _______ (the "Option") granted to me on __________, 19_.

          Concurrently with the delivery of this Exercise Notice to the Corporate Secretary, I shall hereby pay to the Corporation the Option Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special sale and remittance procedure specified in my agreement to effect the payment of the Option Price for the Purchased Shares.




____________________                    _______________________________
Date                                    Optionee



                               Address: _______________________________

                                        _______________________________


Print name in exact manner
it is to appear on the
stock certificate:                      _______________________________

Address to which certificate
is to be sent, if different
from address above:                     _______________________________

                                        _______________________________

                                        _______________________________

Social Security Number:                 _______________________________


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                          INSURANCE AUTO AUCTIONS, INC.
                         NOTICE OF GRANT OF STOCK OPTION
                     UNDER THE INSURANCE AUTO AUCTIONS, INC.
                             1991 STOCK OPTION PLAN

                  NON-EMPLOYEE DIRECTOR AUTOMATIC OPTION GRANT

          Notice is hereby given to the following stock option grant (the "Option") to purchase shares of the Common Stock of Insurance Auto Auctions, Inc. (the "Corporation"):


          Optionee:

          Grant Date:

          Option Price:

          Number of Option Shares:

          Expiration Date:

          Type of Option:               Non-Qualified Stock Option


          Exercise Schedule: The Option shall vest in four (4) installments with the first such installment to become exercisable on the last business day of the fiscal quarter immediately following the date of grant and as to an additional twenty-five (25%) of the option shares on the last business day of each of the next three (3) fiscal quarters thereafter, provided the optionee continues to serve as a Board Member

          Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Insurance Auto Auctions, Inc. 1991 Stock Option Plan (the "Plan") governing Automatic Option Grants to non-employee directors. Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee also acknowledges receipt of a copy of the official prospectus for the Plan attached hereto as Exhibit B.

Date: __________________, 2000          INSURANCE AUTO AUCTIONS, INC.



                                        By:________________________________

                                        Title:_____________________________



                                        ___________________________________
                                                   , Optionee


                                        Address:___________________________

                                                ___________________________

Exhibit A: Stock Option Agreement
Exhibit B: Plan Prospectus